Exhibit 99.1

Media Contacts:	Investor Contacts:
Jennifer Albano	Steve Frank
1-862-399-0810 (o)	1-973-822-7141 (o)
jennifer.albano@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

Zoetis Announces Authorization of Multi-Year $6 Billion Share Repurchase Program
PARSIPPANY, N.J. – August 1, 2024 – Zoetis Inc. (NYSE:ZTS) today announced that its Board of Directors has approved a multi-year $6 billion share repurchase program as part of its capital allocation plans. The demand for Zoetis’ innovative and market-leading portfolio has enabled the company to execute its disciplined capital allocation strategy by reinvesting in growth opportunities and returning capital to shareholders, while delivering long-term value.
“Our consistently strong performance in recent years and long-term business outlook continue to make Zoetis an attractive investment opportunity,” said Wetteny Joseph, Executive Vice President and Chief Financial Officer at Zoetis. “This is Zoetis’ largest share repurchase program to date, and reinforces our commitment to our value proposition and our confidence in our continued cash flow generation.”
The shares are expected to be repurchased over a period of up to four years, and the program can be cancelled at any time. The Company’s previous $3.5 billion share repurchase program, which was approved in December 2021, is expected to be completed in 2024.
About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock farmers and ranchers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company,

Zoetis generated revenue of $8.5 billion in 2023 with approximately 14,100 employees. For more information, visit www.zoetis.com.
DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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